Exhibit 10.6

COMERICA INCORPORATED
RESTRICTED STOCK AWARD AGREEMENT (CLIFF)
THIS AGREEMENT (the “Agreement”) between Comerica Incorporated (the “Company”) and XXXXXX (the “Participant”) is effective as of XXXXXX (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated 2018 Long-Term Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto (the “Plan”). The Company shall provide a copy of the Plan to the Participant upon request.
WITNESSETH:

1.
Award of Stock. Pursuant to the provisions of the Plan, the Company hereby awards the Participant, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXXXXX Shares (the “Award”).

2.	Voting. The Participant shall have the right to vote the Shares underlying the Award.

3.
Dividends. If cash dividends are declared by the Board on the Common Stock on or after the Effective Date and prior to the Vesting Date (as defined below), cash dividends (the “Restricted Dividends”) shall accrue on the Shares underlying the Award, which Restricted Dividends shall be subject to vesting and forfeiture on the same terms and conditions as the underlying Award. Such Restricted Dividends shall be in an amount of cash per Share subject to the Award equal to the cash dividend paid with respect to each outstanding Share generally and shall be credited on the declaration date applicable to Shares generally. The Restricted Dividends accrued with respect to a Share underlying this Award shall be paid to the Participant as soon as administratively feasible (but in no event later than forty-five (45) days) following the date such Share vests. The Restricted Dividends accrued on Shares underlying the Award (or portion thereof) that do not vest and are forfeited shall be forfeited for no consideration on the date such Award (or portion thereof) is forfeited.

4.	Vesting of Award.

a.
General. Except as otherwise provided in the Plan and this Agreement, 100% of the Shares covered by the Award shall vest and become free of restrictions on the third anniversary of the Effective Date (or, if any such date is not a business day, the business day immediately preceding such date) (the “Vesting Date”), subject to the Participant’s continued employment by the Company or one of its Affiliates through the Vesting Date.

b.
Death or Disability. In the event of the Participant’s Termination of Service due to death or Disability, prior to the Vesting Date, the Award shall immediately and fully vest effective as of the date of the Participant’s Termination of Service.

c.
Change in Control. To the extent a Replacement Award is provided pursuant to Section 10(c) of the Plan, upon a Termination of Service of the Participant by the Company other than for Cause or by the Participant for Good Reason, in each case, prior to the Vesting Date and within twenty-four (24) months following a Change in Control, the Award shall immediately and fully vest effective as of the date of the Participant’s Termination of Service. If a Replacement Award is not provided in respect of the Award, the vesting provisions set forth in Section 10(b) of the Plan shall apply.

d.
All Other Terminations. Except as provided in this Section 4, if the Participant’s Termination of Service occurs prior to the Vesting Date, the Award shall be forfeited for no consideration effective immediately as of the date of Termination of Service, unless the Committee determines otherwise.

5.	Special Vesting and Forfeiture Terms.

a.
Forfeiture Resulting from Acts Occurring During the Grant Year. Notwithstanding any other provision of this Agreement, if it shall be determined at any time subsequent to the Effective Date that Participant has, during the calendar year in which the Effective Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Business Conduct and Ethics or the Senior

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Financial Officer Code of Ethics (if applicable), (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, or (v) demonstrated poor risk management or lack of judgment in discharge of Company duties, and such failure, violation, misconduct, activity or behavior (1) demonstrates an inadequate sensitivity to the inherent risks of Participant’s business line or functional area, and (2) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Participant’s business line or functional area, all or part of the Shares covered by the Award that have not yet become vested at the time of such determination may be cancelled and forfeited. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.

b.
Forfeiture of Units for Acts Occurring in Years Other Than the Grant Year. Notwithstanding any other provision of this Agreement, if the Participant receives one or more equity awards in any calendar years other than the Grant Year (an “Other Grant Year”) pursuant to an Award Agreement that contains a clause substantially similar to Section 5(a) above, and it shall be determined that Participant, as a result of risk-related behavior, should be subject to the forfeiture of all or part of any such award granted in such Other Grant Year in accordance with the terms of such clause, then the unvested Units granted under this Agreement shall be subject to forfeiture to the extent necessary to equal the Unsatisfied Forfeiture Value (as defined below). The term “Unsatisfied Forfeiture Value” shall mean the value (as determined by the Committee in its absolute discretion) of any portion of the Award determined by the Committee to be subject to forfeiture with respect to the Other Grant Year (without regard to whether or not some portion thereof has already vested) that has in fact vested prior to such determination by the Committee. All or a portion of unvested Shares granted under this Agreement shall be subject to forfeiture in order to satisfy as much as possible of the Unsatisfied Forfeiture Value, and the valuation of such Shares for such purpose shall be determined in the absolute discretion of the Committee.

6.
Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Shares subject to the Award, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant authorizes the Company to withhold from his or her compensation to satisfy any income and employment tax withholding obligations in connection with the Award. The Participant agrees that the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by the Participant. If required pursuant to the Company’s policy as applied to the Participant or elected by the Participant, to the extent permitted by law, tax withholding obligations in respect of the Award shall be satisfied by authorizing the Company to withhold from the Shares otherwise issuable to the individual pursuant to the vesting of the Award a number of shares having a Fair Market Value, as of the date the obligation to withhold such taxes arises, which will satisfy the amount of the withholding tax obligation (provided the amount withheld does not exceed the maximum statutory tax rate in the Participant’s applicable tax jurisdiction or such lesser amount as is necessary to avoid adverse accounting treatment for the Company). Further, unless determined otherwise by the Committee, the Participant may satisfy such obligations under this Section 6 by any other method authorized under Section 13(d) of the Plan.

7.
Evidence of Ownership. As soon as administratively feasible after the vesting of the Award and the satisfaction of any applicable taxes pursuant to Section 6, the Company shall deliver to the Participant (or to the Participant’s designated beneficiary pursuant to Section 13(f) of the Plan if the Participant is not then living) evidence of his or her ownership (by book entry or certificate) of the Shares subject to the Award that have vested and for which any applicable taxes have been paid.

8.
Cancellation of Award. The Committee has the right to cancel for no consideration all or any portion of the Award in accordance with Section 2(d) of the Plan if the Committee determines in good faith that the Participant has done any of the following: (i) been convicted of, or plead guilty or nolo contendere to, a charge of commission of a felony under federal law or the law of the state in which such action occurred; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause;

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(vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.

The Delegate shall have the power and authority to suspend the vesting of or the right to receive the Shares in respect of all or any portion of the Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This Section 8 shall have no application following a Change in Control.

9.
Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.

10.
Binding Nature of Plan. The Award is subject to the Plan. The Participant agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

11.
Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources - Total Rewards, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company shall address any notice to the Participant to his or her current address according to the Company’s personnel files. All written notices provided in accordance with this Section 11 shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

12.
Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

13.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.

14.
No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company’s or its Affiliates’ right to terminate the Participant’s employment without prior notice at any time for any reason or for no reason.

15.
Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

16.
Recoupment. In addition to the cancellation provisions of Sections 5 and 8, Shares granted pursuant to this Agreement shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries; provided, however, unless prohibited by applicable law, the Company’s recoupment (clawback) policy shall have no application to the Award following a Change in Control.

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IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and accepted by the Participant, both as of the day and year first above written.

COMERICA INCORPORATED

By: _____________________
Name:
Title: